Exhibit 10.51

FORBEARANCE AGREEMENT AND SEVENTH AMENDMENT
TO SECURED CREDIT AGREEMENT

This Forbearance Agreement and Seventh Amendment to Secured Credit Agreement (“Agreement”) is made as of February 13, 2022, by and among ADITXT, INC., a Delaware corporation (the “Lender”), AIPHARMA GLOBAL HOLDINGS LLC, a Delaware limited liability company1 (“DE Topco”), CELLVERA HOLDINGS LTD, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA HOLDINGS LIMITED (“BVI Holdco”), Cellvera Asia Limited, a company formed under the laws of Hong Kong f/k/a AIPHARMA ASIA LIMITED (“HK Opco” and together with DE Topco and BVI Holdco, individually and collectively, the “Borrower”) and CELLVERA LIMITED, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA LIMITED (“Guarantor” and together with Borrower, each a “Loan Party” and collectively “Loan Parties” with reference to the following facts:

Factual Background

A. Lender made loans (the “Loans”) to Borrower pursuant to the Secured Credit Agreement dated as of August 27, 2021, as amended by the First Amendment to Secured Credit Agreement, dated as of October 18, 2021, the Second Amendment to Secured Credit Agreement, dated as of October 27, 2021, the Third Amendment to Secured Credit Agreement, dated as of December 1, 2021, the Fourth Amendment to Secured Credit Agreement dated as of December 17, 2021, the Fifth Amendment to Secured Credit Agreement, dated as of December 22, 2021, and the Sixth Amendment to Secured Credit Agreement, dated as of December 28, 2021 (as may be further amended or otherwise modified from time to time, the “Credit Agreement”).

B. The Loans are secured by the collateral described in the following documents (the “Security Documents”):

1.	Security Agreement, dated as of August 27, 2021, executed by HK Opco in favor of Lender and governed by Delaware law;

2.	Floating Charge, dated as of August 27, 2021, executed by HK Opco in favor of Lender and governed by the laws of Hong Kong;

3.	Security Agreement, dated as of August 27, 2021, executed by BVI Opco in favor of Lender and governed by Delaware law; and

4.	Security Agreement, dated as of August 27, 2021, executed by BVI Opco in favor of Lender and governed by the laws of the British Virgin Islands.

C. Borrower failed to repay all Loans (including all principal, interest, fees and expenses thereon) on the Maturity Date of January 31, 2022 (the “Existing Event of Default”) as required by Section 2.03 of the Credit Agreement. As a result, from and after February 1, 2022, interest has accrued and continues to accrue at the Default Rate (i.e. 13.00% per annum) until all Loans and other Obligations are repaid in full.

[1]	A submission has been made to the Delaware Department of State to change the name to “CELLVERA GLOBAL HOLDINGS LLC”, but has not been processed as of the date of this Agreement.

D. Loan Parties have requested that Lender forbear from exercising its default rights and remedies in respect of the Existing Event of Default. Although Lender is under no obligation to do so, it is willing to forbear from exercising its default rights against Loan Parties for the period set forth herein on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement. This Agreement shall constitute a “Loan Document” under and as defined in the Loan Agreement.

2. Incorporation of Recitals. Each of the above recitals is incorporated herein as true and correct and is relied upon by Lender in agreeing to the terms of this Agreement.

3. Forbearance. Lender shall forbear from exercising its rights and remedies against Loan Parties in response to the Existing Event of Default until the earlier of: (i) June 30, 2022 or (ii) the date of the occurrence of any Forbearance Default (defined below), or any condition, act or event which with the giving of notice or the passage of time or both would constitute a Forbearance Default (the period from the Agreement Date to the earlier to occur of the foregoing clauses (i) and (ii) being referred to in this Agreement as the “Forbearance Period”).

4. Share Exchange Agreement/Conditional Waiver. The parties are, in their sole and absolute discretion without commitment, working to implement the “Initial Closing” as defined in the Share Exchange Agreement dated as of December 28, 2021, between AiPharma Group Ltd. and Lender (the “Initial Closing”). If the Initial Closing occurs, the Event of Default will be waived.

5. Amendments to Credit Agreement. The Credit Agreement is amended and modified in the following respects:

a.	Defined Terms. The following defined terms set forth in Section 1.01 of the Credit Agreement are hereby added or amended and restated in their entirety, as appropriate, to read as follows:

“Change of Control” means, at any time, (a) the legal and beneficial owners of DE Topco on the Closing Date shall cease to beneficially own and control at least 90% on a fully diluted basis of the economic and voting interests in the Equity Interests of DE Topco, (b) the Borrower shall cease to beneficially own and control at least 100% on a fully diluted basis of the economic and voting interests in each of its Subsidiaries held on the Closing Date, (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of the Borrower, or (d) any event, transaction or occurrence as a result of which either the chief executive officer or chief financial officer of Borrower on the Closing Date shall for any reason cease to be actively engaged in the day-to-day management of the Borrowers in the role each such Person serves on the Closing Date, unless an interim or permanent successor reasonably acceptable to Lender is appointed within thirty (30) days.

“Material Contracts” means (a) any contract, the loss of which, could reasonably be expected to result in the occurrence of a Material Adverse Effect, or (b) the Material Fuji Licenses.

“Material Fuji Licenses” means (a) the Development, Licensing, Manufacturing and Supply Agreement between FUJIFILM Toyama Chemical Co., Ltd., G Response Aid FZE and Dr. Reddy’s Laboratories Limited, with an effective date of June 30, 2020, as amended or otherwise modified or supplemented from time to time, and (b) the Additional Technology License to the Development, Licensing, Manufacturing and Supply Agreement, dated July 26, 2021, as amended or otherwise modified or supplemented from time to time.

b.	Defined Terms. Effective February 28, 2022 (unless, on or before such date or such later date as Lender may agree in writing, the Initial Closing occurs) the following defined terms set forth in Section 1.01 of the Credit Agreement shall be added or amended and restated in their entirety, as appropriate, to read as follows:

“Collateral Documents” means, the Amended and Restated Security Agreement by HK Opco governed by Delaware law, the Security Agreement by DE Topco governed by Delaware law, the Security Agreement by BVI Holdco governed by Delaware law, the Security Agreement by AiPharma Development LLC, the Floating Charge of HK Opco governed by the laws of Hong Kong, the Debenture of HK Opco governed by the laws of Hong Kong, the Security Agreement by BVI Opco governed by Delaware law (including the “Shareholder Direction” attached thereto), the Security Agreement by BVI Opco governed by the laws of the British Virgin Islands, and certain documents, instruments, agreements and financing statements relating thereto. each Deposit Account Control Agreement executed by Borrower and/or Guarantor and certain documents, instruments, agreements and financing statements relating thereto.

“Guarantor” means CELLVERA LIMITED, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA LIMITED and AiPharma Development LLC, a Delaware limited liability company.

“Net Proceeds” means (a) with respect to any Disposition, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Disposition minus the sum of (i) the reasonable attorneys’, accountants’, investment banking, financial advisory and other customary fees, commissions and expenses reasonably incurred by the Borrower or any of its Subsidiaries in connection with such Disposition (excluding any such fees, commissions and expenses payable to an Affiliate of the Borrower), (ii) Indebtedness, other than the Loan, required to be paid as a result of such Disposition and (iii) federal, state and local Taxes paid or reasonably estimated to be payable as a result of such Disposition; and (b) with respect to any issuance of Equity Interests or incurrence of Indebtedness, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such issuance of Equity Interests or incurrence of Indebtedness minus the reasonable attorneys’, accountants’, investment banking, financial advisory and other customary fees, commissions and expenses reasonably incurred by the Borrower or any of its Subsidiaries in connection therewith (excluding such fees, commissions and expenses payable to an Affiliate of the Borrower).

c.	Reporting. Effective February 28, 2022, Section 5.01 of the Credit Agreement is amended and restated to read in full as follows:

SECTION 5.01 Financial Statements. The Borrower will furnish to the Lender:

(a) as soon as available, and in any event by not later than February 28, 2022, a consolidated and consolidating balance sheet of DE Topco, Guarantor and G Response Aid FZCO and any other consolidated subsidiary of DE Topco (the “Consolidated Reporting Group”) for the of 12-month period ended December 31, 2020, the 6-month period ended June 30, 2021 and the 9-month period ended September 30, 2021 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such period, and accompanied by a report and opinion of Manohar Chowdhry & Associates with an additional sign off from Neil Pinchuk of Marcum, LLP prepared in accordance with generally accepted auditing standards to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Reporting Group in accordance with GAAP consistently applied;

(b) as soon as available, and in any event by not later than March 31, 2022, a consolidated and consolidating balance sheet of Consolidated Reporting Group for the 12-month period ended December 31, 2021 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such period, and accompanied by a report and opinion of Manohar Chowdhry & Associates with an additional sign off from Neil Pinchuk of Marcum, LLP prepared in accordance with generally accepted auditing standards to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Reporting Group in accordance with GAAP consistently applied;

(c) as soon as available, and in any event by not later than 60 days after the end of each fiscal year of Consolidated Reporting Group (commencing with the fiscal year ended December 31, 2022, an audited consolidated and consolidating balance sheet of Consolidated Reporting Group for such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such period, and accompanied by an audit report and opinion of a nationally recognized accounting firm acceptable to Lender prepared in accordance with generally accepted auditing standards to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Reporting Group in accordance with GAAP consistently applied;

(d) as soon as available, but in any event within 25 days after the end of each quarter (and, if available, within 25 days after the end of each month), a consolidated balance sheet of the Consolidated Reporting Group as at the end of such month, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Consolidated Reporting Group’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Reporting Group in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes together with bank statements with respect to all bank accounts of Borrower and Guarantor as of such quarter end (or month end, as applicable);

(e) as soon as available, but in any event at least 60 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower and a summary of material assumptions used to prepare such forecasts, in form satisfactory to the Lender, including projected consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year;

(f) promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Lender may from time to time reasonably request; and

(g) after the occurrence and during the continuance of an Event of Default, as soon as available, but in any event within 15 days after the end of each month, Borrowers shall furnish to Lender a schedule of accounts listing all accounts of Borrower and Guarantor as of the last day of such month setting forth (i) the name and address of each account debtor together with account balances detailed by invoice number, amount (and any applicable rebate or discount), invoice date and terms, (ii) aging of all accounts, and (iii) a collection report and reconciliation of the schedule of accounts as of the most recent month end and the general ledger as of the prior month end;

(h) after the occurrence and during the continuance of an Event of Default, as soon as available, but in any event within 15 days after the end of each month, Borrowers shall furnish to Lender (i) a schedule of accounts payable of each Borrower as of the last day of such month and (ii) a schedule of inventory setting forth the location of such inventory, each in reasonable detail acceptable to Lender;

(i) after the occurrence and during the continuance of an Event of Default, as soon as available, but in any event within 3 Business Days after the end of each month, bank statements with respect to all bank accounts of Borrower and Guarantor;

(j) after the occurrence and during the continuance of an Event of Default, as soon as available, but in any event within 3 Business Days after the end of each week, a rolling 13-week cash flow projections (including detailed sales forecasts) along with a variance report comparing such forecast to the prior week (including management’s explanation of any material variances), in form acceptable to Lender; and

(k) promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

d.	Material Contracts. Section 7.01(c) of the Credit Agreement is hereby amended to read in full as follows:

(c) a material default of any Material Contract that is not cured within the applicable cure period set forth therein or if HK Opco amends or transfers the Material Fuji Licenses without the prior written consent of Lender;

6. Payments During Forbearance Period. As a condition of the forbearance provided for herein to make the following payments during the Forbearance Period:

a.	Regularly Scheduled Payments. Unless the Initial Closing has occurred, Borrower shall make the following regularly scheduled payments on the applicable payment date referenced in the table below:

Payment Date	Payment Amount
February 28, 2022	$249,367 in accrued interest through December 31, 2021
March 5, 2022	$250,000 plus accrued interest (at the non-default rate) through the date of such payment
March 31, 2022	$250,000 plus accrued interest (at the non-default rate) through the date of such payment
April 30, 2022	$2,125,000 plus accrued interest (at the non-default rate) through the date of such payment
May 31, 2022	$2,500,000 plus accrued interest (at the non-default rate) through the date of such payment
June 30, 2022	All remaining outstanding unpaid Obligations

b.	Mandatory Prepayments. Unless the Initial Closing has occurred, Borrower shall make the following mandatory prepayments, which prepayments shall be applied to the Obligations in the inverse order of maturity:

1.	Immediately upon receipt by the Borrower or any of its Subsidiaries of the Net Proceeds of a Disposition (other than a Disposition permitted by Section 6.04), the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Proceeds.

2.	Immediately upon receipt by the Borrower or any of its Subsidiaries of any Net Proceeds with respect to the issuance of any Indebtedness, the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Proceeds.

3.	Immediately upon receipt by the Borrower or any of its Subsidiaries of Net Proceeds with respect to any issuance of Equity Interests, the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Proceeds.

4.	Immediately upon receipt by the Borrower or any of its Subsidiaries of Net Proceeds from casualty or property insurance or condemnation, the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Proceeds.

c.	Upon the Initial Closing, Lender and Borrower shall amend the Credit Agreement to extend the Maturity Date by 5 years and to provide for monthly “mortgage-style” principal and interest payments that will fully amortize the Loans during such 5-year period with the first such payment being made on July 1, 2022.

7. Collateral Documents. Unless the Initial Closing has occurred, Loan Parties covenant and agree to deliver to Lender the following “all assets” Collateral Documents, in form and substance acceptable to Lender on or before February 28, 2022 (or such later date as Lender agrees in writing): (a) the Amended and Restated Security Agreement by HK Opco governed by Delaware law, (b) the Security Agreement by DE Topco governed by Delaware law, (c) the Security Agreement by BVI Holdco governed by Delaware law, (d) the Security Agreement by AiPharma Development LLC, (e) the Debenture of HK Opco governed by the laws of Hong Kong, and (f) at any time after the occurrence and during the continuance of an Event of Default upon the request of the Lender, Deposit Account Control Agreements executed by Borrower and/or Guarantor with respect to each material bank account of Borrower and/or Guarantor.

8. Cooperation. Each Loan Party will cooperate with Lender and Lender’s auditors in connection with the monitoring and administration of the Loans. Without limiting the foregoing, Loan Parties authorize Lender and Lender’s auditors to verify Loan Parties’ bank statements with each of Loan Parties’ banks and accounts receivable with each of Loan Parties’ account debtors.

9. Reaffirmation of Indebtedness. Each Loan Party reaffirms all of its respective obligations under the Loan Documents to which it is a party, and each Loan Party acknowledges that it does not have any claims, offsets or defenses with respect to any such Loan Documents. Without limiting the foregoing, each Loan Party (a) reaffirms Lender’s rights, following the occurrence of any Forbearance Default, to apply any and all payments made by such Loan Party or otherwise received by Lender with respect to each the applicable Loan to such obligations owing by such Loan Party under the Loan Documents in such order and manner deemed appropriate by Lender in its sole discretion, and (b) expressly waives all of its rights under applicable law or otherwise to direct Lender as to such application or to designate the portion of the obligations to be satisfied.

10. Applicable Default Rate. Loan Parties acknowledge and agree that as a result of the occurrence of the Existing Event of Default interest on the Loans has accrued at the Default Rate of 13.00% per annum from and after February 1, 2022. Notwithstanding the foregoing:

a.	In the event that (i) no Forbearance Default occurs and the Obligations are repaid in full on or before June 30, 2022, or (ii) Initial Closing occurs, Lender will waive the 5% default rate premium; and

b.	None of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged under applicable law. In such event, if Lender collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate to a rate in excess of the maximum rate permitted to be charged pursuant to applicable law, all such sums deemed to constitute interest in excess of such maximum rate will, at the option of such Lender, be credited to the payment of principal or returned to Borrower.

11. Third Party Consents. It is anticipated that Borrower will obtain certain consents from third parties with respect to the Loan Documents. To the extent that such consents are obtained, the parties shall deem such consents to have been delivered on the Closing Date.

12. Reservation of Rights. Except with respect to the Existing Event of Default, Lender is not committed to and has not agreed to forbear from exercising any rights or remedies. The parties hereto have not established any course of conduct by past action or inaction or by the execution of this Agreement, the other Loan Documents or otherwise. Nothing in this Agreement or the other Loan Documents, nor any past action or inaction of Lender shall constitute, or has constituted, a waiver of the Existing Event of Default, any other Default or Event of Default or of any of Lender’s rights and remedies under the Loan Documents or at law or in equity. To the contrary, Lender expressly reserves, and Loan Parties acknowledge and agree that at all times Lender has expressly reserved, all of its rights and remedies in respect of the Existing Event of Default and any other Default or Event of Default. Notwithstanding any previous practice to the contrary and for the avoidance of doubt, each Loan Party acknowledges and agrees that all Obligations shall be due and payable upon the expiration (due to the passage of time) or termination (due to the occurrence of a Forbearance Default) of the Forbearance Period (the date whichever occurs first being referred to in this Agreement as the “Forbearance Termination Date”) and that Lender shall be entitled to exercise its rights and remedies immediately upon the failure of Borrower to pay any amounts as and when due hereunder. If and to the extent that Lender forbears from taking action after the Forbearance Termination Date, Lender will be doing so on a voluntary day-to-day basis in its sole and absolute discretion.

13. General Release. As further inducement to Lender to enter into this Agreement, Loan Parties hereby release Lender as follows:

(a) Loan Parties and their heirs, successors and assigns and its heirs, successors and assigns (collectively, the “Releasing Parties”) do hereby release, acquit and forever discharge Lender and any other present or future holder of a legal or equitable interest in the Loan, and their respective parents, affiliates, subsidiaries, successors in interest, transferees, assigns, officers, directors, employees, managers, attorneys, accountants, agents, and servants, and each of them, in all capacities, including individually (collectively “Lender Parties”) of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description, or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way, have, prior to the Effective Date whether or not they are connected with or related to the Loan Documents, the Combination LOI or otherwise (collectively, the “Released Claims”).

(b) The agreement of the Releasing Parties, as set forth in the preceding subparagraph (a) shall inure to the benefit of the successors, assigns, insurers, administrators, agents, employees, and representatives of Lender.

(c) Each Releasing Party acknowledges and agrees that the Released Claims include, among other things, any claims for fraud, promissory fraud, or any other claim arising from any oral or written promises, representations, assurances, agreements, statements or advice (including without limitation any such promises or other statements that are inconsistent with any of the provisions of this Agreement or any of the other Loan Documents) made or given or allegedly made or given by any officer, employee, agent, attorney or other representative of any Released Party that are or were false or allegedly false or that were made or allegedly made without intent to perform the same.

(d) The Releasing Parties have read the foregoing release, fully understand the legal consequences thereof and have had the opportunity to obtain the advice of counsel with respect thereto. The Releasing Parties further warrant and represent that they are authorized to make the foregoing release.

(e) Each Releasing Party acknowledges that the foregoing release shall extend to Released Claims which the Releasing Party does not know or suspect to exist in Releasing Party’s favor at the time of executing this Agreement, regardless of whether such Released Claims, if known by such Releasing Party, would have materially affected such Releasing Party’s decision to enter into this Agreement.

(f) Each Releasing Party warrants and represents that he or it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Claims released hereby and that he or it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person or entity any such claim or any portion thereof. If any Releasing Party shall have assigned or transferred, or purported to assign or transfer, any Released Claim released by this release, then such Releasing Party shall indemnify the Lender Parties and hold the Lender Parties harmless from and against any loss, cost, claim or expense including but not limited to all costs related to the defense of any action, including reasonable attorneys’ fees, based upon, arising out of, or incurred as a result of any such assigned or transferred Released Claim.

(g) This release is not to be construed and does not constitute an admission of liability on the part of Lender. This release shall constitute an absolute bar to any Released Claim of any kind, whether such claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable. The Releasing Parties specifically agree that any attempt to assert a claim barred hereby shall subject each of them to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

14. Remedies. Upon the occurrence of a Forbearance Default or the expiration of the Forbearance Period, Lender shall be entitled to exercise all rights and remedies, including, without limitation, all rights of a secured creditor available to it under applicable law and equity. Without limiting the foregoing, Lender shall be entitled to seek the immediate, ex parte, appointment of a receiver for Borrower or any other Collateral to which any Loan Party has granted any interest and each Loan Party hereby stipulates and agrees to stipulate. All such rights and remedies shall be cumulative. No failure or delay on the part of Lender in exercising any power, right or remedy under any of the Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any such power, right or remedy shall preclude any further exercise thereof or the exercise of any other power, right or remedy.

15. Forbearance Defaults. Upon the occurrence of any of the following (each a “Forbearance Default”), at Lender’s option, the Forbearance Period shall immediately terminate without demand, presentment or notice, all of which requirements Loan Parties hereby waive, at which time the Forbearance Termination Date shall have occurred:

a)	Violation of any of any of its respective covenants, agreements or other obligations set forth in this Agreement (including, without limitation, the requirement to make timely payments in accordance with Section 6); or

b)	The occurrence of any Default or Event of Default other than the Existing Event of Default.

16. Loan Parties’ Representations and Warranties. Each Loan Party represents, warrants, and covenants to Lender as follows:

a)	Other than the Existing Event of Default, Loan Parties are not aware of the existence of any Default or Event of Default.

b)	HK Opco is the sole legal and beneficial owner of the Material Fuji Licenses and no other Person has any right or interest of any kind or nature in or to the Material Fuji Licenses, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Material Fuji Licenses or any portion thereof outside of the ordinary course of business.

c)	Each Person executing and delivering this Agreement to Lender on behalf of a trust, company, corporation or limited liability company, which is a Loan Party, has all necessary authority to enter into this Agreement on behalf of such Loan Party.

d)	All representations and warranties made and given by each Loan Party in the Loan Documents are true, accurate and correct in all material respects or will be true and correct after giving effect to Section 11.

17. Enforceability of Indebtedness and Loan Documents. Each Loan Party acknowledges and agrees that:

a.	The outstanding principal balance and accrued interest in respect of the Loan is at least $14,500,000.00 as of January 31, 2022;

b.	Borrower granted the Lender valid and first priority security interests and liens upon the collateral described in the Collateral Documents;

c.	Each of the Loan Documents is in full force and effect, and is enforceable against each Loan Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity); and

d.	No Loan Party has any defenses, offsets, recoupments or counterclaims to (i) its obligation to pay all amounts from time to time owing under the Loan Documents to which it is a party, and to perform all obligations required to be performed under the Loan Documents to which it is a party, (ii) enforcement of Lender’s rights in and to the Property, or (iii) enforcement of any other of Lender’s rights or remedies under the Loan Documents or applicable law.

18. Miscellaneous Provisions.

a)	Effect of Agreement. Except as specifically set forth in this Agreement, all of the representations, warranties, terms and conditions of the Loan Documents remain unaltered and in full force and effect in accordance with their respective terms. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, this Agreement shall govern. Each Loan Party acknowledges that it has consulted with counsel and such other experts and advisors as it deems necessary in connection with the negotiation, execution and delivery of this Agreement, or has had an opportunity to so consult and has knowingly chosen not to do so. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person shall be entitled to claim any right or benefit hereunder, except the Released Parties. Nothing herein shall constitute a novation of any Loan Document.

b)	Fees and Expenses. Loan Parties shall reimburse Lender for all reasonable attorneys’ fees and disbursements, receiver’s fees and expenses, expended or incurred by Lender in connection with: (a) the enforcement of the Loan Documents including, without limitation, during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lenders’ rights, remedies and obligations under the Loan Documents; (b) any arbitration, mediation, judicial reference proceeding, or other legal action related to any Loan Documents, (c) collecting any sum which becomes due to Lender under any Loan Document; (d) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal; or (e) the protection, preservation or enforcement of any rights of Lender. This includes, subject to any limits under applicable law, Lenders’ attorneys’ fees and legal expenses, whether or not there is a lawsuit, including attorneys’ fees for bankruptcy or other insolvency proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services.

c)	Further Assurances. Each Loan Party shall execute such additional documents and take such additional actions as Lender may reasonably request to carry out the purpose and intent of this Agreement and the Loan Documents.

d)	Time is of the Essence. Time is of the essence in the performance of this Agreement.

e)	Credit Agreement Provisions. Article VIII of the Credit Agreement is hereby incorporated herein by this reference mutatis mutandis. Without limiting the foregoing, Grantor agrees that this Agreement shall be interpreted in accordance with Delaware law and that any dispute will be determined by and arbitral tribunal in accordance with Section 8.09(c) of the Credit Agreement on the “side” of the Borrower.

[Signatures on following page]

IN WITNESS WHEREOF, the Lender and each Loan Party have executed this Agreement as of the date(s) set forth below.

ADITXT, INC., a Delaware corporation

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	CEO

AIPHARMA GLOBAL HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Mary O’Brien		/s/Alessandro Gadotti
	Name:	Mary O’Brien	Alessandro Gadotti
	Title:	CEO	Legal Representative

CELLVERA HOLDINGS LTD, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA HOLDINGS LIMITED

By:	/s/ Mary O’Brien		/s/ Alessandro Gadotti
	Name:	Mary O’Brien	Alessandro Gadotti
	Title:	CEO	Legal Representative

CELLVERA ASIA LIMITED, a company formed under the laws of Hong Kong f/k/a AIPHARMA ASIA LIMITED

By:	/s/ Mary O’Brien		/s/ Alessandro Gadotti
	Name:	Mary O’Brien	Alessandro Gadotti
	Title:	CEO	Legal Representative

CELLVERA LIMITED, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA LIMITED

By:	/s/ Mary O’Brien		/s/ Alessandro Gadotti
	Name:	Mary O’Brien	Alessandro Gadotti
	Title:	CEO	Legal Representative